Exhibit 99.1

Doral Financial Corporation Reports Financial Results for the

Quarter Ended September 30, 2013

Continued Improvement in Its Financial Performance

SAN JUAN, Puerto Rico – November 5, 2013 – Doral Financial Corporation (NYSE:DRL) (“Doral”, “Doral Financial” or the “Company”), the financial services holding company of Doral Bank, with operations in Puerto Rico and the U.S. mainland, today reported for the third quarter ended September 30, 2013 continued improvement in its financial performance over the year ago third quarter and this year’s preceding quarter.

Doral Financial reduced its net loss for the third quarter ended September 30, 2013 to $7.5 million. This compares to net losses of $10.4 million and $32.5 million for the second quarter ended June 30, 2013 and the year ago quarter ended September 30, 2012, respectively. Doral Financial’s net loss attributable to common shareholders for the three months ended September 30, 2013 was $9.9 million. For the second quarter of 2013, the net loss attributable to common shareholders was $12.8 million and for the third quarter of 2012 the net loss attributable to common shareholders was $35.0 million.

Glen Wakeman, CEO of Doral Financial Corporation, stated, “The third quarter demonstrated continued progress for Doral as we work towards building a profitable and stronger bank. Our decision to divide operations into Doral Growth, a profitable mortgage and commercial bank, and Doral Recovery, a special servicing portfolio, have allowed us to weather the continued economic recession in Puerto Rico. We continue to take advantage of significant opportunities in our U.S. mainland operation and remain committed to creating affordable mortgage solutions for our customers and local communities in Puerto Rico.”

As with the 2013 second quarter, retail deposits and loans for the 2013 third quarter were up over the preceding quarter. Reflecting Doral’s development of U.S. mainland opportunities, as of September 30, 2013, $2.6 billion, or 42% of loans, are to U.S. commercial borrowers. At the same time, Doral continues to strengthen its franchise in Puerto Rico as a major provider of fixed-rate, affordable residential mortgages.

The Company’s financial results for the third quarter of 2013 and Investor Presentation materials, which contain additional information regarding our third quarter 2013 performance, are being released at the same time as our filing of Doral’s Form 10-Q as of September 30, 2013 with the Securities and Exchange Commission.

Conference Call

Doral will be holding a conference call to discuss its financial results on Tuesday November 5, 2013 at 2:00 p.m. EST.

The call may be accessed through a dial-in telephone number at (800) 230-1093 or (612) 288-0329 for international callers.

A telephone replay of the conference call will be available through December 5, 2013 at (800) 475-6701 or (320) 365-3844 for international callers. The replay access code is 306281.

Financial Highlights

•	The Company’s capital ratios exceed the standards established by the federal banking agencies, with ratios of Tier 1 Leverage of 8.67%, Tier 1 Risk-based Capital of 10.72%, and Total Risk-based Capital of 12.07%.

•	Net loss attributable to common shareholders for the three months ended September 30, 2013 was $9.9 million compared to a net loss attributable to common shareholders of $12.8 million for the second quarter of 2013, and a net loss attributable to common shareholders of $35.0 million for the third quarter of 2012.

•	The Company had total assets of $8.6 billion as of September 30, 2013, compared to $8.5 billion as of June 30, 2013, resulting in an increase of $48.4 million, or 0.6%, from the second quarter of 2013. This increase was mainly due to an increase in total net loans of $45.0 million.

•	Total deposits were $5.0 billion as of September 30, 2013 and June 30, 2013, with an increase of $8.3 million, or 0.2%. The Company’s brokered deposits decreased $188.5 million, while retail deposits increased $196.8 million, during the third quarter of 2013.

•	Loan production for the three months ended September 30, 2013 was $583.1 million, a decrease of $47.6 million and $188.0 million, when compared to $630.7 million and $771.1 million for the three months ended June 30, 2013 and September 30, 2012, respectively. Commercial loan production in the U.S. totaled $438.7 million, or 75.2% of total loan production, for the third quarter of 2013. Residential mortgage loan production in Puerto Rico, most of which is sold, was $143.5 million for the third quarter of 2013, a decrease of $110.8 million compared to loan production of $254.3 million for the third quarter of 2012.

•	Non-performing loans (“NPLs”), excluding FHA/VA loans guaranteed by the US government, as of September 30, 2013 were $717.4 million, reflecting an increase of $4.1 million from the $713.4 million in NPLs as of June 30, 2013. The increase in NPLs resulted largely from a $21.3 million increase in non-performing residential mortgage loans partially offset by decreases of $9.3 million, $6.6 million and $1.3 million in non-performing construction and land, commercial real estate and commercial and industrial loans, respectively.

•	Loan and lease loss provision for the quarter ended September 30, 2013 was $16.4 million compared to a $5.5 million provision in the three months ended June 30, 2013 and a $34.4 million provision in the three months ended September 30, 2012.

•	Net interest income for the three months ended September 30, 2013 was $57.6 million, resulting in increase of $7.1 million and $2.0 million when compared to the second quarter of 2013 and the third quarter of 2012, respectively. This quarter-over-quarter increase in 2013 relates to a cumulative correction of $6.2 million, recorded in the second quarter of 2013, of capitalized interest income associated with loans modified between January 1, 2011 and June 30, 2013. Net interest margin was 3.03% and 2.70% for the three months ended September 30, 2013 and June 30, 2013, respectively.

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Non-interest income for the three months ended September 30, 2013 was $18.6 million, which reflects an increase of $1.9 million from the $16.8 million earned in the quarter ended June 30, 2013 and a decrease of $1.0 million compared to non-interest income of $19.6 million for the three months ended September 30, 2012. The increase in non-interest income when compared to the second quarter 2013 was mainly driven by increases of $4.4 million, $2.4 million and $1.6 million in servicing income, the mark to market on loans held for sale at fair value and the gain on trading activity, respectively, partially offset by a $5.0 million decrease in the net gain on loans securitized and sold and capitalization of mortgage servicing assets.

•	Non-interest expense of $68.4 million for the three months ended September 30, 2013 reflects decreases of $5.5 million and $5.1 million from the three months ended June, 2013 and September 30, 2012, respectively. The decrease in expenses for the third quarter of 2013 when compared to the second quarter of 2013 was mainly driven by decreases of $3.6 million and $1.3 million in other expenses and EDP expenses, respectively, along with decreases of $0.5 million and $0.4 million in compensation and benefits and OREO expense, respectively.

•	The Company realized an income tax benefit of $1.0 million for the three months ended September 30, 2013, compared to an income tax benefit of $1.8 million for the three months ended June 30, 2013. This variance of $0.8 million is due mainly to the growth of U.S. operations as well as the increased benefit in deferred taxes resulting from an out-of-period adjustment related to a dividend deduction.

FORWARD-LOOKING STATEMENTS

This earnings release contains forward-looking statements within the meaning of, and subject to the protection of, the Private Securities Litigation Reform Act of 1995, as amended. In addition, Doral Financial Corporation may make forward-looking statements in its other press releases, filings with the Securities and Exchange Commission (“SEC”) or in other public or shareholder communications and its senior management may make forward-looking statements orally to analysts, investors, the media and others.

These forward-looking statements may relate to the Company’s financial condition, results of operations, plans, objectives, future performance and business, including, but not limited to, statements with respect to the adequacy of the allowance for loan and lease losses, delinquency trends, market risk and the impact of general economic conditions, interest rate changes, capital markets conditions, capital adequacy and liquidity, and the effect of legal or regulatory proceedings, tax legislation and tax rules, deferred tax assets and related reserves, compliance and regulatory matters and new accounting standards and guidance on the Company’s financial condition and results of operations. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, but instead represent Doral Financial’s current expectations regarding future events. Such forward-looking statements may be generally identified by the use of words or phrases such as “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “believe,” “expect,” “predict,” “forecast,” “anticipate,” “plan,” “outlook,” “target,” “goal,” and similar expressions and future conditional verbs such as “would,” “should,” “could,” “might,” “can” or “may” or similar expressions.

Doral Financial cautions readers not to place undue reliance on any of these forward-looking statements since they speak only as of the date made and represent Doral Financial’s expectations of future conditions or results and are not guarantees of future performance. The Company does not undertake and specifically disclaims any obligations to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of those statements other than as required by law, including the requirements of applicable securities laws.

Forward-looking statements are, by their nature, subject to risks and uncertainties and changes in circumstances, many of which are beyond Doral Financial’s control. Risk factors and uncertainties that could cause the

Company’s actual results to differ materially from those described in forward-looking statements can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the SEC on March 13, 2013 and is available on the Company’s website at www.doralfinancial.com, as updated from time to time with the Company’s periodic and other reports filed and to be filed with the SEC.

Institutional Background

Doral Financial Corporation is a bank holding company engaged in banking, mortgage banking and insurance agency activities through its wholly-owned subsidiaries Doral Bank (“Doral Bank”), with operations in the mainland U.S. (New York metropolitan area and northwest region of Florida) and Puerto Rico, Doral Insurance Agency, LLC (“Doral Insurance Agency”), Doral Recovery, Inc (“Doral Recovery”) and Doral Properties, Inc. (“Doral Properties”). Doral Bank in turn operates three wholly-owned subsidiaries: Doral Mortgage LLC (“Doral Mortgage”), engaged in residential mortgage lending in Puerto Rico, Doral Money, Inc. (“Doral Money”), engaged in commercial and middle market lending primarily in the New York metropolitan area, and Doral Recovery, LLC (“Doral Recovery II”, previously Casa Bella, LLC), an entity formed to dispose of a real estate project of which Doral Bank took possession during 2005 and now holds small commercial real estate loans and certain delinquent residential mortgage loans previously held by Doral Bank. Doral Money consolidates three variable interest entities created for the purpose of entering into collateralized loan arrangements with third parties.

Doral Financial Corporation’s common shares trade on the New York Stock Exchange under the symbol DRL. Additional information about Doral Financial Corporation may be found on the Company’s website at www.doralfinancial.com.

For more information contact:

Investor Relations:

Christopher Poulton, EVP

christopher.poulton@doralfinancial.com

212-329-3794

Media:

Lucienne Gigante

SVP Public Relations & Marketing

lucienne.gigante@doralbank.com

787-474-6298

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